Mark Hounsell

General Counsel, Chief Compliance

 Officer and Corporate Secretary

Tel: (514) 734-5779

Fax (514) 340-5530

mark.hounsell@cae.com

August 10, 2016

To:                          Alberta Securities Commission

                British Columbia Securities Commission

                                Manitoba Securities Commission

                Office of the Administrator, New Brunswick

                Securities Commission of Newfoundland and Labrador

                Ontario Securities Commission

                Nova Scotia Securities Commission

                Registrar of Securities, Prince Edward Island

                Autorité des marchés financiers

                Saskatchewan Securities Commission

Re:                          CAE Inc.

Report of Voting Results pursuant to Section 11.3 of National Instrument

51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the Annual and Special Meeting of shareholders of CAE Inc. (the “Corporation”) held on August 10, 2016 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting:

	Items Voted Upon	Voting Results
1.	Election of Directors	• The ten (10) proposed nominees for Directors were elected pursuant to a vote conducted by ballot. The votes were cast for each nominee as indicated in Schedule “A” hereto.
2.	Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors

•         PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors pursuant to a vote conducted by ballot. 193,111,149 (95.89%) of the votes received on this matter were voted FOR the appointment and 8,266,787 (4.11%) of the votes were WITHHELD.

3.	Advisory Vote on Executive Compensation

•         The Resolution was approved pursuant to a vote conducted by ballot. 185,421,165 (93.55%) of the votes received on this matter were voted FOR the appointment and 12,779,431 (6.45%) of the votes were cast AGAINST.

4.	Approval for Increasing the number of Shares available for CAE’s Employee Stock Option Plan

•         The Resolution was approved pursuant to a vote conducted by ballot.  157,454,424 (79.44%) of the votes received on this matter were voted FOR the increase and 40,747,171 (20.56%) of the votes were cast AGAINST.

The total votes received at the Meeting, being 201,378,261 represents 74.78% of the 269,279,490 issued and outstanding Common Shares of the Corporation as of the Record Date.

Sincerely,

/s/ Mark Hounsell

Encl.

cc:  U.S. Securities and Exchange Commission

CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6

SCHEDULE “A”

ELECTION OF DIRECTORS

Nominee	Votes for	For (%)	Votes Withheld	Withheld (%)
Marc Parent	196,847,435	99.32	1,356,181	0.68
Margaret S. Billson	196,892,347	99.34	1,311,269	0.66
Michael M. Fortier	196,850,649	99.32	1,352,967	0.68
Paul Gagné	193,915,803	97.84	4,287,893	2.16
James F. Hankinson	186,759,384	94.23	11,444,312	5.77
Alan N. MacGibbon	196,948,685	99.37	1,255,011	0.63
John P. Manley	193,039,428	97.39	5,164,268	2.61
Peter J. Schoomaker	194,759,517	98.26	3,444,179	1.74
Andrew J. Stevens	194,792,791	98.28	3,410,905	1.72
Katharine B. Stevenson	194,985,694	98.38	3,218,002	1.62